UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, DC 20549

                            SCHEDULE 13G
            Under the Securities and Exchange Act of 1934
                        (Amendment No.  )*

                     vTv Therapeutics Inc.
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                         (Name of Issuer)

         Class A common stock, par value $0.01 per share
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                  (Title of Class of Securities)

                             918385105
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                          (CUSIP Number)

                        December 31, 2015
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    (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]     Rule 13d-1 (b)
          [ ]     Rule 13d-1 (c)
          [ ]     Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)


CUSIP NO. 918385105   13G


1     Name of Reporting Person
      Piper Jaffray & Co.
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2     Check the Appropriate Box if a Member of a Group    (a)  [ ]
      			                                  (b)  [ ]

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3     SEC Use Only

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4     Citizenship or Place of Organization
      Delaware

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   Number of
                   5     Sole Voting Power
    Shares               685,995 Shares
                   -----------------------------------------------
 Beneficially
                   6     Shared Voting Power
   Owned By              0  Shares
                   -----------------------------------------------
     Each
                   7     Sole Dispositive Power
   Reporting             685,995 Shares
                   -----------------------------------------------
    Person
                   8     Shared Dispositive Power
     With                0 Shares
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9     Aggregate Amount Beneficially Owned by Each Reporting Person
      685,995 Shares

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10    Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares  [ ]

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11    Percent of Class Represented by Amount in Row (9)
      7.5%

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12    Type of Reporting Person
      BD

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CUSIP NO. 918385105   13G


1     Name of Reporting Person
      Piper Jaffray Companies

------------------------------------------------------------------
2     Check the Appropriate Box if a Member of a Group    (a)  [ ]
      			                                  (b)  [ ]

------------------------------------------------------------------
3     SEC Use Only

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4     Citizenship or Place of Organization
      Delaware

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   Number of
                   5     Sole Voting Power
    Shares               0
                   -----------------------------------------------
 Beneficially
                   6     Shared Voting Power
   Owned By              685,995
                   -----------------------------------------------
     Each
                   7     Sole Dispositive Power
   Reporting             0
                   -----------------------------------------------
    Person
                   8     Shared Dispositive Power
     With                685,995
------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person
      685,995 Shares

------------------------------------------------------------------
10    Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares  [ ]

------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row (9)
      7.5%

------------------------------------------------------------------
12    Type of Reporting Person
      HC

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Item 1     (a)  Name of Issuer: vTv Therapeutics Inc.
           (b)  Name of Issuer's Principal Executive Offices:
                4170 Mendenhall Oaks Pkwy
		High Point, NC  27265

Item 2     (a)  Person Filing:
                (i)  Piper Jaffray & Co.
                (ii) Piper Jaffray Companies

	   (b)  Address:
                Piper Jaffray & Co. and Piper Jaffray Companies:
                800 Nicollet Mall Suite 800
                Minneapolis, MN 55402

           (c)  Citizenship:
                Piper Jaffray & Co. and Piper Jaffray Companies:
                Delaware

           (d)  Title of Class of Securities:
                Class A common stock, par value $0.01 per share

           (e)  CUSIP Number: 918385105

Item 3     If this statement is filed pursuant to sections
           240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

           (i) Piper Jaffray & Co. is a broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

	   (ii) Piper Jaffray Companies is a parent holding company or control person in accordance with section
                240.13d-1(b)(1)(ii)(G)


Item 4     Ownership

           (a)  Amount Beneficially Owned:
                (i)  Piper Jaffray & Co.: 685,995 Shares
                (ii) Piper Jaffray Companies: 685,995 Shares

           (b)  Percent of Class
                (i)  Piper Jaffray & Co.: 7.5%
                (ii) Piper Jaffray Companies: 7.5%

           (c)  Number of shares as to which reporting person has:

                (1) Sole power to vote or direct vote:

                    (i)  Piper Jaffray & Co.: 685,995
                    (ii) Piper Jaffray Companies: 0

                (2) Shared power to vote or direct the vote:

                    (i)  Piper Jaffray & Co.: 0
                    (ii) Piper Jaffray Companies: 685,995


                (3)  Sole power to dispose or to direct disposition of:

                     (i)  Piper Jaffray & Co.: 685,995
                     (ii) Piper Jaffray Companies: 0

                (4)   Shared power to dispose or to direct the disposition of:

                     (i)  Piper Jaffray & Co.: 0
                     (ii) Piper Jaffray Companies: 685,995

Item 5     Ownership of Five Percent or Less of a Class:

           Not Applicable


Item 6     Ownership of More than Five Percent on Behalf of Another
	   Person:

           Not Applicable

Item 7     Identification and Classification of the Subsidiary
           Which Acquired the Security being Reported on by the Parent Holding Company:

           Not Applicable

Item 8 Identification and Classification if Members of the Group:

           Not Applicable

Item 9     Notice of Dissolution of Group:

           Not Applicable

Item 10    Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.



			SIGNATURE

The undersigned certify, after reasonable inquiry and to the best knowledge and belief of the undersigned, that the information set forth in this Statement is true, complete and correct. The undersigned agree to the filing of this single Statement on Schedule 13G.


                           Piper Jaffray & Co.

Date:  February 11, 2016   By:  /s/ Ann C. McCague
                           Name: Ann C. McCague
                           Title: Chief Compliance Officer

                           Piper Jaffray Companies

Date:  February 11, 2016    By: /s/ Timothy L. Carter
                           Name: Timothy L. Carter
                           Title: Treasurer



Exhibit 1

Joint Filing Agreement

WHEREAS, in accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the Act), only one joint Statement and any amendments thereto need to be filed whenever one or more persons are required to file such a Statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities,provided that said persons agree in writing that such Statement or amendments thereto is filed on behalf of each of them;


NOW, THEREFORE, the parties hereto agree as follows:
Piper Jaffray & Co. and Piper Jaffray Companies, do hereby agree, in accordance with Rule 13d-1(k)(1) under the Act, to file a Statement on Schedule 13G relating to their ownership of the Class
A common stock, par value $0.01 in the Issuer, and do hereby further agree that said Statement on Schedule 13G shall be filed on behalf of each of them.



                             Piper Jaffray & Co.

Date:  February 10, 2016     By:  /s/ Ann C. McCague
                             Name: Ann C. McCague
                             Title: Chief Compliance Officer

                             Piper Jaffray Companies

Date:  February 10, 2016     By: /s/ Timothy L. Carter
                             Name: Timothy L. Carter
                             Title: Treasurer